PRODUCT LICENSING AND TRAINING AGREEMENT

THIS AGREEMENT is made and is effective as of the 2nd day of June 2021

BETWEEN:

ELEGANCE BRANDS, INC., a corporation organized under the laws of the state of Delaware

("**Licensor**")

and

1304521 B.C. Ltd., a limited company organized under the laws of the province of British Columbia **("Licensee")**

WHEREAS:

A. Licensor holds certain Defined Intellectual Property Rights (as defined herein) including branding materials, formulations and manufacturing technology relating to the production of certain Licensor Beverage Products (as defined herein);

B. Licensee desires to engage in the Commercializing (as defined herein) of Cannabis Beverage Products subject to certain Regulatory Approvals (as defined herein);

C. Licensor wishes to license the Defined Intellectual Property Rights to Licensee, train Licensee with respect to cannabis beverage manufacturing, and Licensee wishes to license the Defined Intellectual Property Rights from Licensor; and

D. Licensee, Halo Collective Inc., a corporation organized under the laws of the province of Ontario ("**Halo**"), 1307296 B.C. Ltd., 1304525 B.C. Ltd and Licensor have entered into the Acquisition Agreement (as defined herein) and upon consummation of the transactions contemplated thereby Licensee shall become a wholly-owned subsidiary of Halo;

NOW THEREFORE in consideration of the mutual covenants and agreements herein contained, and subject to the terms and conditions hereinafter set out, the Parties agree as follows:

ARTICLE 1
INTERPRETATION

1.1 Definitions

In this Agreement, and in addition to the words and terms that are defined elsewhere in this Agreement, the following words and terms shall have the indicated meanings:

"**ABS**" means Australian Boutique Spirits Pty Ltd., a corporation organized under the laws of Australia and an Affiliate of Licensor.

"**Acquisition Agreement**" shall mean the acquisition agreement and related amalgamation agreement dated of even date herewith among Licensor, Halo, 1307296 B.C. Ltd., Licensee, and 1304525 B.C. Ltd., a wholly-owned subsidiary of Licensor, pursuant to which Halo, through its wholly owned subsidiary,

1307296 B.C. Ltd., has agreed to acquire all of the issued shares in the capital of the Licensee in exchange for common shares in the capital of Halo to 1304525 B.C. Ltd., being the shareholder vendor of Licensee, by way of a three-cornered amalgamation under the British Columbia *Business Corporations Act, S.B.C. 2002* , c. 57.

"**Affiliate**" means any Person or entity controlling, controlled by or under common control with, a party to this Agreement, such control being exercised through the ownership or control, directly or indirectly of the voting power of the shares entitled to vote for the election of directors or other governing authority of such entity as of the date of this Agreement or hereafter, provided that such Person or entity shall be considered an Affiliate of that party only during the time such ownership or control exists. An Affiliate of one Person is an Affiliate of another Person if they are both Affiliates of a third Person.

"**Agreement**" means this product licensing and training agreement between the Parties and includes all attached schedules.

"**Applicable Law**" means, in relation to any Person, agreement, property, transaction, event or other matter, all applicable laws, statutes, Regulatory Approvals, ordinances, decrees, rules, regulations, by-laws, legally enforceable policies, codes or guidelines, judicial, arbitral, administrative, ministerial, departmental or regulatory judgements, orders, decisions, directives, rulings, subpoenas, or awards, and conditions of any grant or maintenance of any approval, permission, certification, consent, registration, authority or licence, any applicable or state pricing policies, and any other requirements of any Governmental Authority, by which such Person is bound or having application to the matter in question, including (a) in the State of Oregon, *the Chapter 475B of the Oregon Revised Statutes and the Oregon Medical Marihuana Act*, as the same may be amended from time to time (collectively, the "**Oregon Act**"), (b) in the State of California, the *Medicinal and Adult-Use Cannabis Regulation and Safety Act*, as amended, and all regulations promulgated thereunder, as the same may be amended from time to time (the "**California Act**"), (c) in the state of Nevada, Title 56 Nevada Revised Statutes 678A through D, as amended and all regulations promulgated thereunder (the "**Nevada Act**") and (d) similar legislation in cities in those states that are included in the Territory, and any amendments or supplements to, or all replacements and substitutions of, any of the foregoing. Applicable Law excludes United States federal laws related to cannabis, marijuana, CBD, or THC.

"**Business Day**" means any day except a Saturday, a Sunday, or a statutory holiday in California.

"**Cannabis Beverage Products**" means the Licensor Beverage Products and any other THC or CBD infused beverages that Licensee or its Affiliate may manufacture or license for manufacture.

"**CBD**" means cannabidiol.

"**Commercialization**" means manufacture and sale, including through third party manufacturers and distributors.

"**Confidential Information**" means any documents, data, and other information that is confidential to the other Party, including information that is disclosed by the other Party and which is identified by such disclosing Party as "Confidential", but does not include information that: (a) was already known to the receiving Party at the time of disclosure, (b) was obvious, readily ascertainable, published, generally available to the public, or part of the public domain at the time of its disclosure, (c) became obvious, readily ascertainable, published, generally available to the public, or part of the public domain after its disclosure to the receiving Party through no act or omission of the receiving Party, (d) was disclosed to the receiving Party by a third party who was not known to the receiving Party (after reasonable inquiry) to have obligations restricting disclosure of such information, (e) was independently developed by the receiving

Party without any use of Confidential Information of the disclosing Party, (f) was obvious, readily ascertainable, or generally available to a person having ordinary skill in the art of cannabis-related beverage formulations, or (g) is required to be disclosed by Applicable Law, including pursuant to the terms of a court order; provided however, that the receiving Party has given the disclosing Party prior written notice of such disclosure and an opportunity to contest such disclosure and to seek a protective order or other remedy.

"**Contemplated Transactions**" has the meaning ascribed to it in the Acquisition Agreement.

"**Defined Intellectual Property Rights**" has the meaning ascribed to it in Section 2.1.1 hereof and does not include any information that (a) is already known to the receiving Party, (b) is obvious, readily ascertainable, published, generally available to the public, or part of the public domain, (c) is obvious, readily ascertainable, published, generally available to the public, or part of the public domain, (d) is disclosed to the receiving Party by a third party who was not known to the receiving Party (after reasonable inquiry) to have obligations restricting disclosure of such information, (e) is independently developed by the receiving Party or a third party, (f) was obvious, readily ascertainable, or generally available to a person having ordinary skill in the art of cannabis-related beverage formulations.

"**Effective Date**" means the effective date of this Agreement as indicated on page one (1).

"**Governmental Authority**" means within the Territory any, state or local, and as applicable in the circumstances, any foreign: (a) government; (b) court, arbitral or other tribunal or governmental or quasi-governmental authority of any nature (including any governmental agency, political subdivision, instrumentality, branch, department, official, or entity); (c) body or other instrumentality exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature pertaining to government; or (d) any other body or entity created under the authority of or otherwise subject to the jurisdiction of any of the foregoing, including any stock or other securities exchange.

"**Improvement**" means any technological development, advancement, or other innovation, whether deliberately or unintentionally developed, created, conceived, or otherwise innovated, that depends upon Defined Intellectual Property Rights and is not a Joint Improvement.

"**Intellectual Property Rights**" means all industrial and other intellectual property rights comprising or relating to (a) trademarks and copyrights; (b) internet domain names, registered by any authorized private registrar or Governmental Authority, web addresses, web pages, website and URLs; (c) works of authorship, expressions, designs and industrial design registrations, whether or not copyrightable, including copyrights and copyrightable works, software and firmware, data, data files, and databases and other specifications and documentation; (d) inventions, discoveries, trade secrets, business and technical information, know-how, databases, data collections, patent disclosures and other confidential or proprietary information; and (e) all industrial and other intellectual property rights, and all rights, interests and protections that are associated with, equivalent or similar to, or required for the exercise of, any of the foregoing, however arising, in each case whether registered or unregistered.

"**Joint Improvement**" means any technological development, advancement, or other innovation, whether deliberately or unintentionally developed, created, conceived, or otherwise innovated that both Parties contributed to developing, creating, conceiving, or otherwise innovating.

"**Licensed Products**" means Cannabis Beverage Products that depend upon Defined Intellectual Property Rights and are infused with THC under Regulatory Approval as required by Applicable Law in the

Territory. For the avoidance of doubt, Licensed Products do not include Hemp-derived CBD beverage products containing no added THC.

"**Licensor Beverage Products**" means the full range of THC infused beverages that Licensor or its Affiliate, including ABS, manufacture or license for manufacture including the beverages currently named (a) ***High Life THC infused cocktails***, (b) ***Avco THC Infused Seltzer***, (c) ***Zen THC Infused Seltzer***, (d) ***Life Brew***, non-alcoholic THC infused beer drink, (e) ***Island THC infused Coconut Water***, (f) ***Stoney Island THC Cold Brew Coffee***, (g) ***420 THC Lemonades***, (h) ***California THC Bitters***, and (i) any other THC infused beverage manufactured or licensed for manufacture by Licensor or its Affiliate, including ABS, which are deemed automatically added to the definition of Licensor Beverage Products when such beverages are developed for manufacture.

"**Licensor Intellectual Property Rights**" means Intellectual Property Rights owned, licensed, or otherwise held by Licensor.

"**Licensor Technology**" means specific and identifiable know-how, methods, trade secrets, manuals, specifications, processes, standard operating procedures, technology and other Confidential Information held by Licensor and protected by Licensor Intellectual Property Rights including the formulations for Licensor Beverage Products.

"**Material Breach**" has the meaning given in Sections 9.2.1 and 9.2.3.

"**Parties**" means, collectively, Licensee and Licensor, and "**Party**" means any of them individually, as applicable.

"**Person**" is to be broadly interpreted and includes an individual, a corporation, a partnership, a joint venture, a trust, an association, an unincorporated organization, a Governmental Authority, an executor, or administrator or other legal or personal representative, or any other juridical entity.

"**Quarter**" means each three-month period commencing on the 1st of January, the 1st of April, the 1st of July, and the 1st of October.

"**Regulatory Approval**" means any approval, consent, ruling, authorization, notice, permit or acknowledgement that may be required from any Governmental Authority pursuant to Applicable Law, for possession, distribution, marketing, promotion, use, offer for sale or sale of Cannabis Beverage Products or which is otherwise required under Applicable Law for the Parties to perform their obligations under this Agreement.

"**Term**" means the Initial Term and any Extension Term, as provided under Section 9.1 hereof.

"**Territory**" means California, Nevada, Oregon, and Washington.

"**THC**" means tetrahydrocannabinol.

1.2 Currency and Payment Methods

1.2.1 Unless otherwise indicated, all dollar amounts or "$" referred to in this Agreement are stated in US Dollars.

1.3 Headings

1.3.1 The division of this Agreement into articles, sections, subsections, paragraphs and clauses and the insertion of the recitals and headings are for convenience of reference only and will not affect the construction or interpretation of this Agreement.

1.4 Other Points of Interpretation

1.4.1 In this Agreement, unless there is something in the subject matter or context inconsistent therewith:

(a) words in the singular number include the plural and such words will be construed as if the plural had been used;

(b) words in the plural include the singular and such words will be construed as if the singular had been used; and

(c) words importing the use of any gender include all genders where the context or party referred to so requires, and the rest of the affected sentence will be construed as if the necessary grammatical and terminological changes had been made.

1.4.2 The term "including" (or any conjugation thereof) means including (or any conjugation thereof) without any limitation.

1.4.3 The terms "this Agreement", "hereof", "herein", "hereunder" and similar expressions refer to this Agreement and not to any particular article, section, subsection, paragraph, clause or other portion hereof and include any agreement or instrument supplementary or ancillary hereto. Unless otherwise stated, all references in this Agreement to articles, sections, subsections, paragraphs, clauses, recitals, and schedules refer to articles, sections, subsections, paragraphs, clauses, recitals and schedules of and to this Agreement in which such reference is made.

1.4.4 Any reference to the "discretion" of a Party means the Party's sole, unfettered and independent discretion.

1.5 Business Days

1.5.1 If any period of time expires or any day on which action is to be taken under this Agreement falls on a day which is not a Business Day, such day will be deemed to refer to the next Business Day.

1.5.2 Unless otherwise indicated, time periods within which a payment is to be made or any other action is to be taken hereunder shall be calculated excluding the Business Day on which the period commences and including the Business Day on which the period ends.

1.6 Schedules

1.6.1 The following schedule forms part of this Agreement:

Schedule A – Defined Intellectual Property Rights

ARTICLE 2
INTELLECTUAL PROPERTY LICENSE AND SERVICES

2.1 License Grant

2.1.1 Subject to the terms and conditions of this Agreement, Licensor hereby grants Licensee an exclusive, right and license to use and practice all Licensor Intellectual Property Rights, Licensor Technology, and Improvements including, for the avoidance of doubt, that which is listed in Schedule A attached hereto which may be supplemented from time to time by the Parties' mutual written agreement (the "**Defined Intellectual Property Rights**") for Commercializing Cannabis Beverage Products in the Territory (the "**License**"). The License granted pursuant to this Agreement is non-transferable and non-assignable, except that it may be transferred or assigned to an Affiliate of either Party.

2.1.2 Subject to the restrictions hereof, Licensee may sublicense the Defined Intellectual Property Rights to its Affiliates for any purpose beneficial to the Licensee that is related to Commercialization of the Cannabis Beverage Products. Licensee shall ensure that Confidential Information of Licensor, including the Licensor Technology, is protected by any sublicensee. Licensor shall provide training, support staff and advisors to assist and support Licensee and any Affiliate or third party sublicensees in implementing the Defined Intellectual Property Rights and the License.

2.1.3 Upon ten (10) Business Days' prior written notice to Licensee, Licensor may, at Licensor's discretion and at Licensor's sole cost, inspect any facility or site under Licensee's control in which the Licensor Technology is used. While at such facility or site, Licensor shall comply with all policies and procedures, including health and safety policies and procedures of Licensee. Licensee shall ensure that Licensor shall be allowed such access by any Licensee Affiliate or third-party manufacturer of the Licensed Products.

2.2 Manufacture and Sale of Cannabis Beverage Products

2.2.1 Licensee will use commercially reasonable efforts to manufacture or arrange for the manufacture by others of some or all of the Cannabis Beverage Products using the Defined Intellectual Property Rights or such other commercially reasonable methods as determined by Licensee in Licensee's discretion. Licensee's Cannabis Beverage Products may be manufactured using formulations provided by Licensor, subject to Section 12.1.1.

2.2.2 Licensee may Commercialize and exploit Cannabis Beverage Products in any manner it decides, in its sole discretion, including selling or arranging for the sale of Cannabis Beverage Products through beverage stores, distributors, or online websites. Licensee may sell or arrange for the sale of Cannabis Beverage Products into medical or adult use markets for Cannabis Beverage Products. For the avoidance of doubt, on the condition that they do not infringe upon Licensor's Intellectual Property Rights, Licensee has complete discretion over all branding, packaging, labeling, copyrights, and trademarks it uses when Commercializing Cannabis Beverage Products.

2.3 Elegance Materials and Training.

2.3.1 On the Effective Date or as soon thereafter as is reasonably practicable, Licensor will provide Licensee with copies of all materials and information related to the Defined Intellectual Property Rights, Licensor Beverage Products, and such materials as are otherwise reasonable necessary to effect the purposes of this Agreement and the License.

2.3.2 Upon Licensee's request, Licensor will also promptly provide at least one of its knowledgeable senior employees or officers to attend the facilities of the Licensee to fully train the Licensee, its Affiliates, and any other Licensee facility personnel on all operations, formulations, and manufacturing technology for the production and Commercialization of Cannabis Beverage Products.

2.4 Right of First Refusal.

2.4.1 Before Licensor or its Affiliates may enter any licensing agreement, agreement regarding the Defined Intellectual Property Rights, or any other agreement for the production, manufacturing, promotion, marketing, advertising, distribution or sale of a cannabis beverage in any territory outside the Territory, Licensor shall first provide Licensee at least sixty (60) days prior written notice with the right of first refusal whereby Licensee may elect, in its discretion, to add such territory to the Territory and add such beverage to this Agreement. Licensor and its Affiliates, members, managers and representatives shall not grant a third party a license to any Intellectual Property Rights for the production, manufacturing, promotion, marketing, advertising, distribution or sale of any cannabis product without Licensee's prior rejection of the foregoing right of first refusal

ARTICLE 3
ROYALTIES

3.1 Royalties

3.1.1 Licensee shall pay to Licensor an amount equal to two percent (2%) of the gross revenue received and collected by Licensee from each bona fide sale of a bar coded unit of a Licensed Product , less any amounts repaid or credited because of rejections, defects, or returns, (the "**Royalty**"). For the avoidance of doubt, Royalties under this Section 3.1.1 will only be charged once per individually saleable unit of Licensed Product.

3.2 Payments and Minimum Royalties

3.2.1 All payments made under this Agreement shall be made by way of wire transfer or other electronic funds transfer in immediately available funds in accordance with the account information provided for Licensor and Licensee.

3.2.3 The commencement of the first and all subsequent annual periods during which royalties are paid (each, a "**Royalty Period**") shall be determined based on the Effective Date. Each Royalty Period shall run for twelve (12) months after the end of the preceding Royalty Period, each starting the day after the anniversary of the Effective Date and ending on the next anniversary of the Effective Date.

3.2.4 All payments of Royalties shall be made Quarterly within thirty (30) days of the end of the previous Quarter in each Royalty Period.

3.2.5 During the first Royalty Period, Licensee shall pay a minimum Royalty of $1 in each state of the Territory and in each subsequent Royalty Period, Licensee shall pay a minimum Royalty of $1 in each state in the Territory ("**Minimum Royalty**"). For clarity, the Minimum Royalty for multiple states in the Territory shall be calculated based on the Royalties from each state. Amounts over $1 for the Royalty in one state may not be set off against deficits in other states. If Licensee fails to satisfy the Minimum Royalty in any state, Licensee may offer to pay Licensor for the deficiency in which case the Minimum Royalty for such state will be deemed to have been satisfied.

3.2.6 Beginning with the second Royalty Period and on the annual anniversary of the Effective Date thereafter, Licensee shall provide financial records relevant to all Royalties payable for the immediately preceding Royalty Period (the "**Annual Royalty Records**"). The Parties shall review the Annual Royalty Records and if, based on the Annual Royalty Records, the Parties determine that there was an overpayment or underpayment by Licensee to Licensor for the Royalty, the Party to whom a payment is owed shall provide the other Party an invoice for the Royalties owing (the "**Royalty Invoice**"). The Party to whom a payment is owed shall pay the Royalty Invoice no later than thirty (30) days after receiving the Royalty Invoice.

ARTICLE 4
REGULATORY MATTERS AND RECORDS

4.1 Record Keeping

4.1.1 The Parties shall comply with Applicable Law with respect to record keeping. The Licensee shall prepare and maintain up-to-date books and records for all Licensed Products and Royalties (the "**Records**"). All Records shall be recorded, maintained, and reported as required by Applicable Law. Where Applicable Law does not require maintaining the Records for at least six (6) years, the Parties shall maintain such Records for a minimum of six (6) years. Subject to the confidentiality obligations under this Agreement, each Party shall provide the other Party and any of its related third parties or Affiliates, including its accountants and other professional advisors, reasonable access to such Records for the purposes of carrying out obligations in this Agreement, upon request.

4.2 Audit Rights

4.2.1 Upon at least thirty (30) days' written notice, Licensor shall have the right, through an independent law firm or accounting firm reasonably acceptable to Licensee (the "**Auditor**"), to examine such Records or other information obtained during the audit (the "**Audit Materials**") as is necessary to verify and review all permitted sublicenses entered into by Licensee, and to confirm the amounts of the Royalties paid under this Agreement. Such right may be exercised a maximum of one (1) time during any Royalty Period. Such examination may be performed during normal business hours at Licensee's major place of business or at such other place as may be agreed upon by Licensor and Licensee. The Auditor may make summaries or copies of any sublicense agreements and Records solely for its use in performing the examination, and may communicate any Audit Materials to Licensor, provided that any such Audit Materials are treated as Confidential Information of Licensee.

ARTICLE 5
REPRESENTATIONS, WARRANTIES, AND COVENANTS

5.1 Representations, Warranties, and Covenants of Licensor

5.1.1 Licensor represents, warrants, and covenants to the Licensee that the following statements are true and correct, and acknowledges and confirms that Licensee is relying on such representations and warranties in connection with its execution and delivery of this Agreement and in meeting the obligations set out in this Agreement:

(a) Licensor is duly formed and validly existing under the laws of its jurisdiction of its formation;

(b) the execution and delivery of this Agreement and the consummation of the transactions

contemplated hereunder have been properly authorized by all necessary corporate action on the part of Licensor;

(c) this Agreement constitutes a legal, valid and binding obligation of Licensor, enforceable against Licensor in accordance with its terms and conditions;

(d) Licensor has full right, power and authority to enter into this Agreement and to complete the transactions contemplated hereunder;

(e) there is no action or proceeding pending or threatened against it before any court, administrative body or other tribunal which would have an adverse material effect on its ability to perform its obligations hereunder;

(f) any obligations, contractual or otherwise, of Licensor to any Person that might conflict, interfere or be inconsistent with this Agreement, if any, have been waived or terminated;

(g) no consent or approval of any Governmental Authority, or filing with or notice to, any Governmental Authority, court or other Person, is required in connection with the execution, delivery or performance of this Agreement by Licensor, except for any such consent, approval, filing or notice that would not have a materially adverse effect on either Party's ability to perform its obligations under this Agreement;

(h) as of the Effective Date, Licensor has not been and it is not currently subject to any bankruptcy event or insolvency, liquidation or dissolution for the benefit of its creditors or otherwise and Licensee is able to satisfy its liabilities as they become due;

(i) to Licensor's knowledge and belief, its obligations set out herein will not violate Applicable Law;

(j) Licensor is sole and exclusive legal and beneficial owner of the entire right, title, and interest in and to the Defined Intellectual Property Rights;

(k) the Defined Intellectual Property Rights are valid and enforceable;

(l) Licensor has all necessary right, power, and authority to grant Licensee the license to the Defined Intellectual Property Rights hereunder as required for Licensee to Commercialize the Defined Intellectual Property Rights and Licensor Beverage Products;

(m) to Licensor's knowledge and belief, the Defined Intellectual Property Rights will not violate, misuse, misappropriate or infringe on the rights of any third party; and

(n) Licensor will use commercially reasonable efforts to protect the Defined Intellectual Property Rights from unauthorized use in the Territory.

5.2 Representations, Warranties, and Covenants of Licensee

5.2.1 Licensee represents, warrants, and covenants to the Licensor that the following statements are true and correct, and acknowledges and confirms that Licensor is relying on such representations and warranties in connection with its execution and delivery of this Agreement and in meeting the obligations set out in this Agreement:

(a) Licensee is duly formed and validly existing under the laws of its jurisdiction of formation;

(b) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder have been properly authorized by all necessary corporate action on the part of Licensee;

(c) this Agreement constitutes a legal, valid and binding obligation of Licensee, enforceable against Licensee in accordance with its terms and conditions;

(d) Licensee has full right, power and authority to enter into this Agreement and to complete the transactions contemplated hereunder;

(e) there is no action or proceeding pending or threatened against it before any court, administrative body or other tribunal which would have an adverse material effect on its ability to perform its obligations hereunder;

(f) any obligations, contractual or otherwise, of Licensee to any Person that might conflict, interfere or be inconsistent with this Agreement, if any, have been waived or terminated;

(g) to Licensee knowledge and belief, no consent or approval of any Governmental Authority, or filing with or notice to, any Governmental Authority, court or other Person, is required in connection with the execution, delivery or performance of this Agreement by Licensee, except for any such consent, approval, filing or notice that would not have a materially adverse effect on either Party's ability to perform its obligations under this Agreement;

(h) as of the Effective Date, Licensee has not been and it is not currently subject to any bankruptcy event or insolvency, liquidation, or dissolution for the benefit of its creditors or otherwise and Licensee is able to satisfy its liabilities as they become due; and

(i) Licensee will use commercially reasonable efforts to comply with Applicable Law related to the Cannabis Beverage Products in Commercializing the Defined Intellectual Property Rights.

5.3 Disclaimer of Warranty

5.3.1 EXCEPT AS EXPRESSLY SET OUT IN THIS AGREEMENT, EACH PARTY MAKES NO REPRESENTATIONS, CONDITIONS, OR WARRANTIES, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO OR IN CONNECTION WITH THIS AGREEMENT. THE FOREGOING WARRANTIES ARE IN LIEU OF ALL OTHER WARRANTIES OR CONDITIONS, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, AND ANY IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

ARTICLE 6
INDEMNITY AND LIMITATION OF LIABILITY

6.1 Indemnification of Licensee

6.1.1 Subject to the provisions of this Article 6 and Section 10.4.1, Licensor agrees to indemnify, defend, and hold harmless Licensee and its Affiliates and their respective directors, officers, employees and

agents (the "**Licensee Indemnified Persons**") from and against any claim, demand, action, cause of action, damage, loss, cost, liability or expense which may be made or brought against Licensee Indemnified Persons, or which it may suffer or incur directly or indirectly ("**Licensee Claims**"), resulting from any claims arising out of: (a) Licensor's Material Breach of any of its obligations, warranties or representations hereunder; (b) any negligent act or omission, or willful misconduct, or fraud of Licensor, its Affiliates, or their respective officers, directors, employees, agents, representatives, successors, and assigns; or (c) any failure of Licensor, its Affiliates, or their respective officers, directors, employees, agents, representatives, successors, and assigns to comply with Applicable Law in the performance of any obligations hereunder. Notwithstanding the foregoing, Licensor shall not be required to indemnify, defend, and hold harmless Licensee Indemnified Persons from and against any Licensee Claims to the extent that such claims are directly caused by: (a) a Material Breach by Licensee of any of its obligations, warranties, or representations hereunder; or (b) the grossly negligent acts or omissions, willful misconduct, or fraud of Licensee Indemnified Persons.

6.2 Indemnification of Licensor

6.2.1 Subject to the provisions of this Article 6 and Section 10.4.1, Licensee agrees to indemnify, defend, and hold harmless Licensor and its Affiliates, and their respective directors, officers, employees and agents (the "**Licensor Indemnified Persons**") from and against any claim, demand, action, cause of action, damage, loss, cost, liability or expense which may be made or brought against Licensor Indemnified Persons, or which it may suffer or incur directly or indirectly ("**Licensor Claims**"), resulting from any claims arising out of: (a) Licensee's Material Breach of any of its obligations, warranties or representations hereunder; (b) any negligent act or omission, willful misconduct, or fraud of Licensee, its Affiliates, any third party sublicensees or their respective officers, directors, employees, agents, representatives, successors, and assigns; or (c) any failure of Licensee, its Affiliates, any third party sublicensees or their respective officers, directors, employees, agents, representatives, successors, and assigns to comply with Applicable Law in the performance of any obligations hereunder. Notwithstanding the foregoing, Licensee shall not be required to indemnify, defend, and hold harmless Licensor Indemnified Persons from and against any Licensor Claims to the extent that such claims are directly caused by: (a) a Material Breach by Licensor of any of its obligations, warranties, or representations hereunder; or (b) the grossly negligent acts or omissions, willful misconduct, or fraud of Licensor Indemnified Persons.

6.3 Indemnification Procedures

6.3.1 Subject to Section 10.4.1, where a Party claims indemnification under this Agreement (the "**Indemnitee**"), it shall promptly notify the other Party (the "**Indemnitor**") in writing of any action, claim or other matter in respect of which the Indemnitee or any of its directors, officers, employees, or agents intend to claim such indemnification. The failure to provide such notice within a reasonable period of time shall not relieve the Indemnitor of any of its obligations hereunder except to the extent the Indemnitor is materially prejudiced by such failure. The Indemnitor shall be entitled to control the defense of or settle any such action, claim or other matter. The Indemnitee agrees to the complete control of such defense or settlement by the Indemnitor, provided, however, any settlement of such claims shall require the Indemnitee's prior written consent unless such settlement includes a full release of the Indemnitee, in which case no consent shall be required. The Indemnitee and its directors, officers, employees, and agents shall co-operate fully with the Indemnitor and its legal representatives in the investigation and defence of any action, claim or other matter covered by this indemnification. The Indemnitee shall have the right, but not the obligation, to be represented by counsel of its own selection and at its own expense.

6.4 Insurance Policies

6.4.1 Licensor and Licensee shall each be responsible for obtaining such comprehensive general liability insurance including errors and omissions insurance, product liability insurance and public liability insurance (the "**Insurance**") as a reasonable and prudent person carrying on a similar type of business would acquire to carry out the terms of this Agreement, with minimum coverage to be determined between the Parties acting reasonably, with the such product liability coverage to be at least one million dollars ($1,000,000) per occurrence on a claims-made basis, and Licensee will maintain such product liability coverage with a third party commercial insurance carrier(s) rated A or better. The Insurance policy of Licensee shall name Licensor as a beneficiary for the indemnities defined in Section 6.2 of this Agreement.

6.4.2 Each Party shall take all reasonable steps to mitigate its losses upon and after becoming aware of any event that would reasonably be expected to give rise to any losses. Each Party agrees to promptly make a claim against any applicable insurance policies with respect to any loss which is covered by such insurance policies and any such losses shall be net of any insurance recoveries or payments received by the Party suffering the loss.

6.5 Limitations of Liability

6.5.1 IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE, OR ENHANCED DAMAGES, LOST PROFITS OR REVENUES OR DIMINUTION IN VALUE, ARISING OUT OF OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF (A) WHETHER SUCH DAMAGES WERE FORESEEABLE, (B) WHETHER OR NOT THE OTHER PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, OR (C) THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE) UPON WHICH THE CLAIM IS BASED, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.

ARTICLE 7
CONFIDENTIALITY

7.1 Confidential Information of the Parties

7.1.1 The Parties may from time to time exchange Confidential Information relevant to the Defined Intellectual Property Rights, Commercialization or other information relevant to this Agreement.

7.1.2 Licensee acknowledges and confirms that this Agreement and any non-public information provided by Licensor to Licensee relating to the Defined Intellectual Property Rights are Confidential Information of Licensor.

7.2 Obligations of Confidentiality

7.2.1 Subject to Section 9.5, during the Initial Term and Extension Term and for a period of two (2) years following termination or expiration of this Agreement, each Party shall maintain in confidence any Confidential Information of the other Party and shall not use or disclose such Confidential Information to any third party for any purpose whatsoever, except as required by Applicable Law or as expressly authorized under this Agreement other than to its directors, officers, employees, agents, advisors or potential investors on a need to know basis to perform such Party's obligations

under this Agreement or as may be necessary for Licensee to apply the Defined Intellectual Property Rights or which is provided to a transferee, sublicensee or assignee of a Party under this Agreement. Each Party agrees that it will take the same degree of care to protect the confidentiality of the other Party's Confidential Information as it takes to protect its own proprietary and Confidential Information. All Confidential Information supplied by one Party to the other to assist in carrying out the obligations hereunder, including the written materials, shall remain the property of supplying Party and shall be destroyed, or returned to the receiving Party upon written request after the termination of this Agreement.

7.3 Agreement to Injunctive Relief

7.3.1 The Parties acknowledge that any breach of Confidential Information shall result in immediate and irreparable damage to the discloser of such Confidential Information. The Parties acknowledge and admit that there is not an adequate remedy at law for such failure, and agree that in the event of such breach, the relevant Party shall be entitled to equitable relief by way of temporary and permanent injunction and such other and further relief as any court with jurisdiction may deem just and proper.

ARTICLE 8
DISCLOSURE OF INFORMATION

8.1 Public Statements

8.1.1 Neither Party may make a press release, public statement or announcement or other public disclosure in respect of this Agreement without the prior written consent of the other Party, unless required by Applicable Law or a Governmental Authority, and the Parties hereby acknowledge and consent to Halo's press release and continuous disclosure filings required by Applicable Law including upon the signing of this Agreement and upon closing the Contemplated Transactions.

8.2 Compelled Disclosure

8.2.1 Notwithstanding Article 7 or this Article 8, each Party may disclose Confidential Information to the extent such disclosure is reasonably necessary for prosecuting or defending litigation, or otherwise complying with Applicable Law, provided that if a Party is required by Applicable Law to make any such disclosure of the other Party's Confidential Information, the disclosing Party will promptly advise the other Party of the requirement to disclose and will furnish only that portion of the Confidential Information which is legally required and further, will exercise their commercially reasonable efforts to obtain reasonable assurances that confidential treatment will be accorded to such Confidential Information.

ARTICLE 9
TERM AND TERMINATION

9.1 Term

9.1.1 This Agreement shall have a term of one hundred and twenty (120) months from the Effective Date (the "**Initial Term**") unless terminated by either Party in accordance with this Article 9, provided that the Initial Term shall continue to apply as necessary in respect of outstanding payments owed in accordance with this Agreement.

9.1.2 The Term shall be automatically extended for an additional period of five (5) years (an "**Extension**

Term") unless Licensee provides notice in writing to Licensor that Licensee has elected not to extend the Initial Term at least three (3) months prior to the end of the Initial Term. Thereafter, each Extension Term shall be automatically extended for one additional period of five (5) years unless Licensee provides notice in writing to Licensor that Licensee has elected not to extend the Initial Term at least three (3) months prior to the end of that Extension Term

9.2 Termination due to Breach

9.2.1 This Agreement may be terminated by either Party in the event of a material breach by the other Party of any term, condition, obligation, warranty, or representation hereunder (a "**Material Breach**"), provided that the non-breaching Party shall first give to the breaching Party written notice of the proposed termination of this Agreement (a "**Breach Notice**"), which Breach Notice shall outline the grounds of the breach.

9.2.2 Upon receipt of a Breach Notice, the breaching Party shall have twenty (20) Business Days (the "**Cure Period**") to cure such breach to the satisfaction of the non-breaching Party acting reasonably. If the breaching Party does not cure the Material Breach within the Cure Period, the non-breaching Party may terminate this Agreement by delivering written notice, with immediate effect, without prejudice to any other rights or remedies which may be available to the non-breaching Party.

9.2.3 Without limiting the generality of Section 9.2.1, any breach of Applicable Law related to sale of Licensed Products in the Territory is a Material Breach subject to the Cure Period.

9.2.4 A non-breaching Party may terminate this Agreement without a Cure Period for a breach by the other Party of Article 7, or any other Material Breach hereunder that is not capable of being cured. The non-breaching Party has the option to terminate the Agreement as a whole or only with respect to the part of the Territory in which the action or absence of action resulted in a Material Breach.

9.2.5 To the extent that a Material Breach applies only to one or more part of the Territory but does not apply to this Agreement as a whole, then the termination right in Sections 9.2.2, 9.2.3, or 9.2.4 applies only in respect of the part of Territory to which the Material Breach applies.

9.3 Termination due to Underperformance

9.3.1 In the event that the Minimum Royalty is not satisfied in any Royalty Period as provided under Section 3.2.5, either Party may terminate this Agreement, or elect to continue the Agreement on a non-exclusive basis with respect to some or all of the Defined Intellectual Property Rights by providing the other Party written notice articulating the scope of such termination or non-exclusivity.. Any such non-exclusive license shall, other than the absence of exclusivity, be in accordance with the terms of this Agreement. Once a Party's right of termination or of conversion to a non-exclusive license under this Section 9.3.1 is established, the right of termination or of conversion to a non-exclusive license shall continue indefinitely.

9.3.2 The termination right and non-exclusivity option for the Royalty in Section 9.3.1 is limited to and applies within each state of the Territory. A termination right and non-exclusivity option for failure to meet the Minimum Royalty under Section 9.3.1 in one state will not result in termination rights related to Licensed Products in other states.

9.4 Termination due to Insolvency

9.4.1 This Agreement may be terminated by either Party in the event the other Party becomes insolvent or admits its inability to pay its debts generally as they become due, is dissolved or liquidated or takes any corporate action for such purpose, has a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business, files a petition in bankruptcy, is adjudicated as bankrupt, makes an assignment in bankruptcy for the benefit of its creditors, or otherwise seeks relief under or pursuant to any bankruptcy, insolvency, or restructuring statute or proceeding, or if a petition in bankruptcy is filed against the Party which is not dismissed within forty-five (45) days, or proceedings are taken to liquidate the assets of such Party.

9.5 Rights and Obligations Upon Termination

9.5.1 Subject to Section 9.5.2, upon the termination or expiration of this Agreement, each Party shall promptly return to the other Party all Confidential Information of the other Party in the possession or control of the Party or its Affiliates and their respective officers, directors, employees, agents, affiliates, representatives, successors or assigns and neither Party shall have any further obligation to the other Party under this Agreement except in respect of the obligations described in Article 4, Article 6, Article 7, and Article 10, and the performance of obligations to pay any amounts owed by Licensee to Licensor under Article 3 or as otherwise accrued under this Agreement.

9.5.2 Upon termination of this Agreement for any reason, the License will immediately terminate and be of no further force and effect and each Party shall immediately return the other Party's Confidential Information that is a trade secret. Any Licensed Products that have started the production process or are already synthesized, manufactured or otherwise created or Commercialized may be further Commercialized or sold off by Licensee in its discretion, subject to payment of the Royalties on any such Licensed Products otherwise in accordance with the terms and conditions of this Agreement.

ARTICLE 10
INTELLECTUAL PROPERTY

10.1 Ownership of Intellectual Property Rights

10.1.1 All Intellectual Property Rights owned by a Party prior to the execution of this Agreement shall remain the sole property of such Party.

10.1.2 All Intellectual Property Rights developed independently by a Party during or after the execution of and Term of this Agreement shall be the property of such Party.

10.2 Joint Improvements

10.2.1 Any Joint Improvements, whether arising through deliberate or unintentional efforts, and all Intellectual Property Rights in any such Joint Improvements shall be the property of Licensor. Licensee shall assign any Intellectual Property Rights in Joint Improvements to Licensor. Without the need for any further action by either Party, Licensee is automatically granted a non-exclusive, worldwide, royalty free, fully paid, irrevocable, perpetual, worldwide license to any and all Joint Improvements and all Intellectual Property Rights in any such Joint Improvements. Licensee shall execute, and cause its employees, contractors, Affiliates and any employees or contractors of Affiliates, to execute any assignments, instruments, or other documents, or take any other steps

required to effect transfer of such Intellectual Property Rights in any such Joint Improvements to Licensor.

10.3 Prohibited Acts

10.3.1 Licensee shall not, during the Initial Term or the Extension Term:

(a) take any action that may interfere with any Defined Intellectual Property Rights, Improvements or other assets held by Licensor, including Licensor ownership or exercise thereof;

(b) challenge any right, title or interest of Licensor in the Defined Intellectual Property Rights or any Improvements;

(c) make any claim or take any action adverse to Licensor's ownership of the Defined Intellectual Property Rights or any Improvements; or

(d) engage in any action that tends to disparage, dilute the value of, or reflect negatively on Licensor, the Defined Intellectual Property Rights or any trademark used by Licensor.

10.4 Patent Infringement, Misappropriation and Enforcement

10.4.1 Should any third party threaten make or commence a complaint, claim, court action, demand letter, or other enforcement process to Licensee that the manufacture, use, import or sale of a Licensed Product, or other Commercialization incorporating the Defined Intellectual Property Rights infringes such third party's Intellectual Property Rights during the Initial Term or the Extension Term (a "**Third Party IP Claim**"), Licensee shall give Licensor prompt notice detailing as many facts as possible concerning such Third Party IP Claim and the positions taken by the third party. In the event that Licensor elects to defend the Third Party IP Claim, Licensor shall have exclusive control of any litigation resulting from a Third Party IP Claim and Licensee shall fully cooperate in the defence or settlement of such Third Party IP Claim. In the event of a Third Party IP Claim, Licensor agrees to indemnify Licensee against damages suffered by Licensee as a result of a final decision of a Court of competent jurisdiction concluding to the infringement of a third party's Intellectual Property Rights by the Commercialization by Licensee in the Territory attributable to application of any Defined Intellectual Property Rights. If a Third Party IP Claim is caused by Licensor or its Affiliates, notwithstanding Section 6.5, Licensor shall indemnify, defend, and hold Licensee harmless from any and all damages and losses arising from such Third Party IP Claim. If a Third Party IP Claim is caused by Licensee or its Affiliates, notwithstanding Section 6.5, Licensee shall indemnify, defend, and hold Licensor harmless from any and all damages and losses arising from such Third Party IP Claim to the extent any such damages and losses from the Third Party IP Claim are not directly attributable to Licensee's use of any Defined Intellectual Property Rights.

10.4.2 Should either Party become aware of any actual or potential infringement or wrongful use of the subject matter of the Defined Intellectual Property Rights in the Territory by a third party during the Initial Term or Extension Term, that Party will give the other Party prompt notice detailing as many facts as possible concerning such infringement or potential infringement or wrongful use. In the event of any such actual or potential infringement of the Defined Intellectual Property Rights, and in the event that Licensor elects to enforce the Defined Intellectual Property Rights, Licensor shall have exclusive control of any complaint, claim, court action, demand letter or other enforcement process (a "**Claim**"), including the settlement or compromise of any Claim. The decision whether to bring, defend, maintain, or settle any such Claim shall be at the exclusive option

and expense of Licensor and all recoveries from such enforcement, or any settlement arrangement shall belong exclusively to Licensor. Licensee will not initiate any such Claim in its own name but, at Licensor's request and at Licensor's expense, agrees to be joined as a Person in any action taken by Licensor to enforce rights in the Defined Intellectual Property Rights. Notwithstanding the above, if Licensor decides not to pursue a Claim against a possible infringer and subject to Licensor's prior written approval, which approval shall not be unreasonably withheld, Licensee, at its expense, may commence a Claim to enforce the Defined Intellectual Property Rights against infringement by third parties and shall be entitled to retain recovery from such Claim. However, once such a Claim is initiated, Licensee shall have no right to make any settlement with the third party without the prior written consent of Licensor, which consent shall not be unreasonably withheld.

10.4.3 Licensor shall exercise commercially reasonable discretion in deciding whether to enforce the Defined Intellectual Property Rights against any third party or to defend Third Party IP Claims, and shall use commercially reasonable efforts in any such enforcement or defence.

ARTICLE 11
NOTICES

11.1 Designated Representative

11.1.1 Each Party shall appoint a representative of Licensor and Licensee that will have general oversight and management responsibility for the general administration of this Agreement and to whom the communications from the other Party shall be directed to in the first instance (each such individual a "**Designated Representative**"). For greater certainty, each Designated Representative shall have decision-making authority and the ability to bind his or her respective Party. As at the Effective Date, the Designated Representatives of each Party are as follows:

Licensor

Elegance Brands, Inc.
9100 Wilshire Blvd,
Suite 362W,
Los Angeles, California 90212
Attn: Amit Raj Beri, CEO
Email: Raj@elegancebrands.co

Licensee

1304521 B.C. Ltd.c/o Halo Collective Inc.
77 King Street West
Suite 400,
Toronto, -Dominion Ce Toronto, ON M5K 0A1 Canada
Attn: Kirin Sidhu, CEO
Email: Kirin@haloco.com

A Party may change its Designated Representative upon written notice of such change to the other Party

11.2 Notices

11.2.1 Any notice required or authorized to be given by either Party to the other Party in accordance with the provisions of this Agreement shall, unless otherwise indicated, be in writing and sent by email by contacting the Designated Representative of the Party. Any hard copy correspondence must also be sent by email. Notice shall be deemed delivered upon receipt in the recipient's email inbox, regardless of acknowledgement of receipt.

ARTICLE 12
GENERAL TERMS

12.1 Limited Exclusivity

12.1.1 Other than as expressly indicated in this Agreement, nothing herein shall create or be deemed to create an exclusive relationship between Licensee and Licensor. Without limiting the generality of the foregoing, subject to Applicable Law, including this Agreement: (a) Licensee shall have the right to work with any Person other than Licensor for the manufacture of any cannabis products; and (b) Licensor shall have the right to license Intellectual Property Rights that are not within the scope of the Defined Intellectual Property Rights to any Person other than Licensee, including for Licensor's own brand development, in the Territory.

12.2 No Representations or Disparagement

12.2.1 Notwithstanding anything to the contrary in this Agreement, the Parties shall not knowingly:

(a) make any representations, conditions, warranties, guarantees, indemnities, similar claims, or other commitments actually, apparently or ostensibly on behalf of the other Party; or

(b) engage in any unfair, competitive, misleading, or deceptive practices respecting, or disparagement of, the other Party, the other Party's trademarks, or any product that is Commercialized by either Party.

12.3 Assignment

12.3.1 This Agreement shall inure to the benefit of and shall be binding upon the heirs, executors, administrators, successors, and permitted assigns of the Parties.

12.3.2 Neither Party may assign this Agreement or any portion thereof without the prior written approval of the other Party, with such approval, if requested, not to be unreasonably withheld, conditioned, or delayed by the other Party, provided however, that, notwithstanding anything to the contrary, Licensee may assign rights and delegate obligations under this Agreement to its Affiliates.

12.3.3 If by operation of law or by the sale, bequest, or other disposition of its shares or securities the control or beneficial ownership of either Party is changed during the Initial Term or the Extension Term, such change will not be deemed an assignment.

12.4 Compliance

12.4.1 The Parties acknowledge that the business arrangement contemplated by this Agreement is subject to restrictions, requirements, and prohibitions under Applicable Law in force as of the Effective Date, including state, local and municipal laws relating to cannabis, which may change from time to time. Each Party will comply with Applicable Law, and will perform the Party's obligations and exercise the Party's rights under this Agreement in accordance with Applicable Law. For greater

certainty, a Party is not obligated to perform any obligation under this Agreement if and to the extent, but only to the extent, that the lawful performance of the obligation is prohibited by Applicable Law, and if such Applicable Law is amended to permit the lawful performance of the obligation, then promptly after the amendment is effective the Party will commence performance of the obligation in accordance with this Agreement and Applicable Law. Without limiting the generality of the foregoing, the Parties acknowledge and agree that commercial activity relating to medicinal cannabis or adult-use cannabis is a lawful object of contract under Applicable Law.

12.4.2 In the Territory, the terms of this Agreement may be subject to any required approval by the Governmental Authority with state- or local-level jurisdiction. In the event that this Agreement is not approved by the applicable Governmental Authority under Applicable Law and all options for appeal are exhausted, the Parties will renegotiate one or more amendments to this Agreement to the minimum extent necessary to overcome such Governmental Authority's disapproval. The Parties agree that any amendments to this Agreement agreed to by the Parties as a result of such renegotiation will have the closest effect, permitted by Applicable Law or such Governmental Authority, to the original intent of the Parties, such that the amended Agreement and the Parties' rights and obligations under the amended Agreement are acceptable to any such Governmental Authority. If it is impossible for the Agreement to be amended to resolve a Governmental Authority's disapproval under Applicable Law, then in the most limited jurisdiction where the Agreement was not approved, Licensor shall have the option to terminate this agreement without a cure period, and in the event that Licensor does not exercise this option to terminate, the Parties shall provide best commercial efforts to support any appeal, new application, or other measures to obtain an approval by the relevant Government Authority notwithstanding the previous denial.

12.4.3 For avoidance of doubt, Licensee is solely and entirely responsible for ensuring regulatory compliance under Applicable Law for Licensee's Cannabis Beverage Products and sales thereof, in all jurisdictions in which the Cannabis Beverage Products are sold by Licensee within the Territory.

12.5 Non-Waiver

12.5.1 Failure by either Party to enforce at any time any of the provisions of this Agreement shall not be construed as a waiver of its rights hereunder. Any waiver of a breach of any provision hereof shall not be effective unless in writing and shall not affect either Party's rights in the event of any additional breach. A party's waiver of a breach of a provision of this Agreement will not be a waiver of any other provision or a waiver of a subsequent breach of the same provision.

12.6 Approval and Consent

12.6.1 Whenever a provision of this Agreement requires an approval or consent and the approval or consent is not delivered within the applicable time limit or within a reasonable period if no time limit is specified, then, unless otherwise specified, the party whose consent or approval is required shall be conclusively deemed to have withheld its approval or consent.

12.7 Force Majeure

12.7.1 Neither Party shall be liable to the other Party for failure to perform or delay in performing its obligations under this Agreement by virtue of the occurrence of an event of Force Majeure. In the event such Force Majeure affecting either Party continues for more than ninety (90) days, the Party not subject of the Force Majeure may, upon thirty (30) days written notice terminate this Agreement. In the event such Force Majeure affecting either Party continues for more than one

hundred twenty (120) days, either Party may, upon thirty (30) days written notice, terminate this Agreement. "**Force Majeure**" shall mean an event arising from unforeseen circumstances, or if it could have been foreseen, was unavoidable, beyond either Party's reasonable control, and not attributable to a Party's fault or negligence, which reasonably prevents, delays or interferes with the performance by such Party of its obligations hereunder, including an event that occurs by reason of any act of God, flood, power failure, fire, explosion, crop failure, casualty or accident, earthquake, destruction of facilities, declared war, revolution, civil commotion, acts of public enemies, acts of terrorism, blockage or embargo, interruption of delay in transportation, strike or labor disruption; provided, however, that Force Majeure shall not include the inability of a Party to obtain financing or the failure of a Party to have sufficient financial or economic resources available to it in order to complete its obligations herein, and that the impacts of the ongoing COVID-19 pandemic known as of the Effective Date shall not constitute a Force Majeure.

12.7.2 In the event of Force Majeure, the Party affected shall promptly notify the other Party in writing and shall exert commercially reasonable efforts to eliminate, cure or overcome such event and to resume performance of its obligations ("**Force Majeure Event Notice**").

12.7.3 Promptly after receipt of a Force Majeure Event Notice, the Designated Representatives shall meet (in person or by telephone) to discuss the Force Majeure event and consider possible workarounds to the Force Majeure.

12.8 Independent Contractor

12.8.1 The Parties agree that with respect to the transactions contemplated herein that they shall both be acting as independent contractors. Nothing contained in this Agreement creates any agency, partnership, joint venture, franchise, or other form of joint enterprise, employment, or fiduciary relationship between the Parties, and neither Party has authority to contract for or bind the other Party in any manner whatsoever. Neither Party, by virtue of this Agreement, will have any right, power, or authority to act or create an obligation, express or implied, on behalf of the other Party.

12.9 Severability

12.9.1 If any provision or term of this Agreement is found unenforceable under any Applicable Law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement to effect the original intent of the Parties as closely as possible in a mutually acceptable manner, in order that the transaction contemplated in this Agreement be consummated as originally contemplated to the greatest extent possible.

12.10 Entire Agreement

12.10.1 This Agreement and the Acquisition Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all proposals, oral or written, and all negotiations, conversations, or discussions. This Agreement may not be modified, amended, rescinded, cancelled, or waived, in whole or in part, except by written amendment signed by both Parties.

12.11 Further Assurances

12.11.1 The Parties covenant and agree that, at any time and from time to time after the execution hereof

by both Parties, they will, upon the request of any other Party, do, execute, acknowledge, and deliver or cause to be done, executed, acknowledged and delivered all such further acts, deeds, assignments, transfers, conveyances and assurances as may be reasonably required for the better carrying out and performance of all the terms of this Agreement. Upon the request of Licensee, Licensor shall promptly cooperate with Licensee in connection with Licensee and its Affiliates applying for, maintaining, or renewing any license, registration, permit, or other government authorization, including forms, requested information, fingerprints, any Regulatory Approval of "financial interest," and criminal background check in relation to Licensee and its Affiliates' business. Licensor acknowledges that Licensor and its owners might be required to be included or disclosed in Licensee's or its Affiliates' licenses and application materials for the manufacture, distribution, and sale of Cannabis Beverage Products in compliance with applicable local and state law.

12.12 Time of the Essence

12.12.1 Time shall be of the essence of this Agreement.

12.13 Amendments in Writing

12.13.1 Except as otherwise provided for herein, and without prejudice to any of the rights set forth in this Agreement enabling the Parties to modify certain provisions hereof on an ongoing basis during the term of this Agreement, no addition, amendment to or modification of this Agreement shall be effective unless it is in writing and signed by and on behalf of both Parties.

12.14 Disputes, Applicable Law, and Attornment

12.14.1 This Agreement, the rights and obligations of the Parties under this Agreement, and any claim or controversy directly or indirectly based upon or arising out of this Agreement, the transactions contemplated by this Agreement (whether based in contract, tort or any other theory), including all matters of construction, validity and performance, shall in all respects be governed by, interpreted, construed and determined in accordance with, the laws of the State of Delaware, without regard to the conflicts of law principles thereof.

12.14.2 The Parties attorn to the Courts of the State of California for resolution of any dispute, controversy or claim arising out of or in connection with this Agreement, including any question regarding its existence, validity, interpretation, breach, or termination (a "**Dispute**") shall be resolved in the Courts of the State of California.

12.14.3 Except where reasonably prevented by the nature of the Dispute, the Parties shall continue to perform their respective duties, obligations, and responsibilities under this Agreement while the Dispute is being resolved, unless and until such obligations are lawfully terminated or expire in accordance with the provisions thereof.

12.14.4 The prevailing party on any legal dispute, controversy or claim will be entitled to recover, in addition to any other relief awarded, the prevailing party's reasonable attorneys' fees and other fees, costs, and expenses of every kind incurred in connection with the arbitration, litigation, any appeal or petition for review, the collection of any award, or the enforcement of any order, as determined by the arbitrator or court.

12.15 Cumulative Remedies

12.15.1 All rights and remedies provided in this Agreement are cumulative and not exclusive, and the exercise by either Party of any right or remedy does not preclude the exercise of any other rights or remedies that may now or subsequently be available at law, in equity, by statute, in any other agreement between the Parties or otherwise. Notwithstanding the previous sentence, the Parties intend that their respective rights under Article 6 are such Party's exclusive remedies for the events specified therein.

12.16 Costs

12.16.1 Each of the Parties shall be responsible for and bear its own costs, including any legal fees, incurred with negotiating and entering into this Agreement.

12.17 Acknowledgment

12.17.1 The Parties to this Agreement agree and acknowledge that they have each been independently advised by counsel in respect of the provisions of this Agreement, or have had an opportunity to be so advised, and have voluntarily waived their right to have such independent advice; and the Parties have negotiated the provisions hereof on an equal footing based on equal bargaining power.

12.18 Execution in Counterparts

12.18.1 This Agreement may be executed in separate counterparts, including by electronic means, and the signing or execution by way of counterpart or by electronic means will have the same effect as the signing or execution of the original. At the request of a party, the other party shall confirm an electronically-transmitted signature page by delivering an original signature page to the requesting party.

[*remainder of this page intentionally left blank – signature page follows*]

IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first above written.

Licensor

ELEGANCE BRANDS INC.

Per: [signature]

Amit Raj Beri, CEO

6/2/21

Date

Licensee:

1304521 B.C. Ltd.

Per: [signature]

Amit Raj Beri, CEO

6/2/21

Date

SCHEDULE A
DEFINED INTELLECTUAL PROPERTY RIGHTS

All specific and identifiable know-how, methods, trade secrets, proprietary formulations, Confidential Information, and technology that is protected by Licensor Intellectual Property for Licensor Beverage Products infused with THC under Regulatory Approval as required by Applicable Law in the Territory only. For the avoidance of doubt the following are excluded if they are not infused with THC under Regulatory Approval as required by Applicable Law in the Territory: Hemp derived CBD beverage products, Hemp derived CBD energy drinks, Hemp derived CBD alcohol beverage products, and Intellectual Property held by Licensor with respect to manufacturing Licensor Beverage Products with Hemp derived CBD.

All trademarks and copyrights related to the Licensor Beverage Products, including High Life THC infused cocktails, Arco THC Infused Seltzer, Zen THC Infused Seltzer, Life Brew, non-alcoholic THC infused beer drink, Island THC infused Coconut Water, Stoney Island THC Cold Brew Coffee, 420 THC Lemonades, California THC Bitters